Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of CC Holdings GS V LLC and subsidiaries (the “Company”) of our report dated March 28, 2013 relating to the financial statements and financial statement schedule of the Company, our report dated April 5, 2013 relating to the financial statements of Global Signal Acquisitions LLC, our report dated April 5, 2013 relating to the financial statements of Global Signal Acquisitions II LLC, and our report dated April 5, 2013 relating to the financial statements of Pinnacle Towers LLC and its subsidiaries, all of which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, PA

April 17, 2013